Exhibit 99.1

Contact:
Patriot Bank, N.A.	Michael Carrazza	Rick Muskus
900 Bedford Street	CEO & Chairman	President
Stamford, CT 06901	203-251-8230	203-252-5939
www.BankPatriot.com

Regulators Approve Patriot Bank Acquisition of Prime Bank

Acquisition Continues Momentum for Growing Stamford, CT-Based Financial Institution

Stamford, CT and Orange, CT- April 12, 2018 Patriot National Bancorp, Inc. (“Bancorp”)(NASDAQ: “PNBK”), the parent company of Patriot Bank, N.A. (“Patriot”), and Prime Bank headquartered in Orange, CT (“Prime”)(PMHV: US) announced that they have received all requisite regulatory approvals to complete their merger transaction. Closing of the transaction will result in Patriot’s second branch in New Haven County, located in the Town of Orange, CT.

The merger is scheduled for closing in late April 2018. As of December 31, 2017, Prime had approximately $68 million in total assets. The transaction promotes scale, liquidity, earnings and efficiency to Patriot’s operations and is expected to result in Patriot reaching total assets of $1 billion, organically, in the 2nd half of 2018.

Patriot’s Chairman and CEO, Michael A. Carrazza, stated, “2017 was a strong and incredibly productive year for Patriot, which resulted in further operational improvements, substantial earnings increases and the development of two strategic transactions that fulfill our objectives of achieving growth, diversification and value creation for our shareholders. Both the Prime and Patriot teams are excited to complete the merger and begin realizing the operational and economic benefits of the business combination.”

In February, Patriot National Bancorp, Inc. announced record performance of $7.02 million in pre-tax earnings and $4.47 million in net income ($1.06 per share) for the year ended December 31, 2017, a 115% increase over the prior year.

“We are thrilled to move forward to complete our transaction with Patriot”, said Jay Jaser, Chairman and CEO of Prime Bank. “Combining Prime’s operations into Patriot’s growing enterprise will provide Prime’s employees with future opportunity, while providing enhanced services and product offerings to Prime’s loyal customers.”

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About Patriot Bank

Founded in 1994, Patriot National Bancorp, Inc. is the parent holding company of Patriot Bank N.A. (“Patriot”), a nationally chartered bank headquartered in Stamford, CT.  Patriot operates with full service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small business owners. Patriot Bank places great value in the integrity of its people and how it conducts business.  An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

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